UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 27, 2006

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

(303) 660-3933
Registrant’s telephone number, including area code

__________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2006, SAN Holdings, Inc. (the “Company”) entered into a revolving credit facility (the “Harris Facility”) in the initial maximum amount of $1.5 million with Harris N.A. (“Harris”). The terms of the Harris Facility are set forth in the Harris Loan Authorization Agreement, dated as of October 27, 2006 (the “Loan Agreement”), between the Company and Harris, which is filed as an exhibit to this Report. The borrowings by the Company made under the Harris Facility are evidenced by a demand note of the Company, a form of which is attached as Exhibit A to the Loan Agreement. The borrowings under the Harris Facility shall bear interest on the balance of the principal from time to time remaining unpaid thereon at the rate per annum established by Harris as its prime commercial rate for U.S. dollar loans to U.S. borrowers. The amounts borrowed by the Company on the Harris Facility are payable upon demand by Harris. The purpose of obtaining the Harris Facility was to provide additional working capital to the Company and its subsidiaries.

As a condition precedent to obtaining the Harris Facility, Sun Capital Partners II, LP, an affiliate of the Company’s majority shareholder, Sun Solunet LLC, entered into an ongoing guaranty of the debt incurred by the Company under the Harris Facility. As of the date of this Report, the Company has borrowed $1 million under the Harris Facility.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01	Harris Loan Authorization Agreement, dated as of October 27, 2006, between SAN Holdings, Inc. and Harris N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

By:	/s/ Robert C. Ogden
Robert C. Ogden, Vice President, Chief
Financial Officer and Secretary

Date: November 2, 2006